EXHIBIT 10.103
AMENDMENT TO PROMISSORY NOTE
               This Amendment to the Promissory Note (the “Note”), dated as of September 27, 2006, executed by Sedona Corporation (the “Borrower”) payable to the order of David Vey (the “Lender”), in the principal amount of Five Hundred Thousand Dollars and 00/100 Cents ($500,000), is entered into as of March 6, 2008.
Whereas, the Note was originally due to mature on August 17, 2007 (the “Maturity Date”); and

Whereas, Lender and the Borrower previously entered into several extensions of the Payment Dates and desire to further extend the Payment Dates;

Whereas, Borrower has made no payments under the Note to date; and

Whereas, Borrower and the Lender desire to further extend the Maturity Date;

Now Therefore, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree to amend the Note as follows:
1.	The Maturity Date of the Note shall be further extended until January 1, 2009.

2.	To effectuate the foregoing:

Section 1 of the Note shall be replaced in its entirety by the following:
“The Maturity Date of the Note shall be further extended until January 1, 2009.”
Section 2 of the Note shall be replaced in its entirety by the following:
“PAYMENT. The Line shall be payable by the application of the proceeds of the Receivables (as herein defined) of the Borrower as and when same are collected by the Borrower, together with accrued interest at the rate of eight (8%) per annum. The Line will mature on January 1, 2009, on which date all unpaid sums of principal and interest will be due and payable. In the event that the Borrower has Excess Cash which shall for purposes of this Note shall be defined as Capital plus Accumulated Net Cash as such terms are defined pursuant to GAAP at any time during the term of the Note in an amount greater than Five Hundred Thousand Dollars and 00/100 Cents ($500,000.00) prior to January 1, 2009, then the Borrower shall pay all such Excess Cash to the Lender within five (5) days of receipt of such sums. Upon receipt of such payment, the Lender shall apply such sums to the outstanding principal and interest in accordance with the terms of this Note.
Borrower will pay, on a quarterly basis, all accrued and unpaid interest on the line, in amounts which will vary depending on the outstanding principal balance of the line. Unless otherwise agreed or required by applicable law, payments will be applied first to accrued unpaid interest, then to principal, and any remaining amount to any unpaid collection costs and late charges. The annual interest rate for this Note is computed on a 365/360 basis; that is, by applying the ratio of the annual interest rate over a year of 360 days, multiplied by the outstanding principal balance, multiplied by the actual number of days the principal balance is outstanding. Borrow will pay Lender at Lender’s address shown above or at such other place as Lender may designate in writing.”
3.	Capitalized terms not defined herein shall have the meanings ascribed to them in the Note.

4.	Except as amended by this Amendment, the Note shall remain in full force and effect, enforceable in accordance with its terms and Maker hereby reaffirms and acknowledges all of its obligations thereunder.
     IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first written above.

David R. Vey

Sedona Corporation

By:	Marco Emrich, President